EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is made effective as of the 19th day of November, 2010 (the “Effective Date”), by and among KAISER FEDERAL BANK (the “Bank”), a federally chartered stock savings bank, with its principal administrative office at 1359 N. Grand Ave., Covina, California 91724 and JEANNE R. THOMPSON (“Executive”).  Any reference to the “Company” herein shall mean KAISER FEDERAL FINANCIAL GROUP, INC., the holding company of the Bank.  The Company is a party to this Agreement for the sole purpose of guaranteeing the payments required hereunder, except as otherwise provided herein.

WHEREAS, Executive is currently employed as the Chief Administrative Officer of the Bank; and

WHEREAS, the Bank desires to assure itself of the continued services of Executive pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of her employment hereunder, Executive agrees to serve as Chief Administrative Officer of the Bank. As the Chief Administrative Officer, the Executive shall oversee, manage, plan, direct, organize, and control the staff and activities within the Information Service Center and the Administrative Services operations of the Bank including Human Resources and Facilities Management.  The Executive shall also assist in assuring compliance with all operating policies and procedures of the Bank, and applicable Federal and State laws.  Furthermore, the Executive shall assist the President and Chief Executive Officer and the Chief Operating Officer as a management team in reaching the goals established by the Board of Directors of the Bank (the “Board”).  During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank or the Company.

2.	TERMS AND DUTIES

(a) The term of this Agreement and the period of Executive’s employment hereunder shall begin as of the date first above written and shall continue for twenty-four (24) full calendar months thereafter.  Commencing on the Effective Date and continuing on each anniversary date thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be twenty-four (24) months, provided, however, that in order for the Agreement to renew, the disinterested members of the Board must take the following actions prior to each non-renewal notice period (as described in the next sentence): (i) at least sixty (60) days prior to the Anniversary Date, conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement; and (ii) affirmatively approve the renewal or non-renewal of the Agreement, which decision shall be included in the minutes of the Board’s meeting.  If the decision of such disinterested members of the Board is not to renew the Agreement, then the Board shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days and not more than sixty (60) days prior to any Anniversary Date, such that this Agreement shall terminate at the end of twelve (12) months following such Anniversary Date.  Notwithstanding the foregoing, in the event that at any time prior to the Anniversary Date the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined under Section 6(a)(iii) hereof, then the term of this Agreement shall be extended and shall terminate twenty-four (24) months following the date on which the Change in Control occurs.

(b) During the period of her employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform her duties hereunder including activities and services related to the organization, operation and management of the Bank.

3.	COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b).  The Bank shall pay Executive as compensation a salary of not less than $155,000 per year (“Base Salary”).  Such Base Salary shall be payable  in accordance with the customary payroll practices of the Bank.  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually.  Such review shall be conducted by the President and Chief Executive Officer, and she may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).  In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b) The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, except for amendments that are generally applicable to all employees.  Without limiting the generality of the foregoing provisions of this Section 3(b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate (and she shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Cause).  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by Section 3(a), the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing her obligations under this Agreement and may provide such additional compensation in such form and such amounts as may from time to time be determine.  All reimbursements pursuant to this Section 3(c) shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the calendar year in which the expense was incurred.

4.	OUTSIDE ACTIVITIES

Executive may serve as a member of the board of directors of business, community and charitable organizations subject to the approval of the President and Chief Executive Officer, provided that in each case such service shall not materially interfere with the performance of her duties under this Agreement or present any conflict of interest.  Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive her reasonable expenses associated therewith.  Such reimbursement shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the calendar year in which the expense was incurred.

5.	WORKING FACILITIES AND EXPENSES

Executive’s principal place of employment shall be at the Bank’s principal executive offices.  The Bank shall provide Executive, at her principal place of employment, with a private office, stenographic services and other support services and facilities suitable to her position with the Bank and necessary or appropriate in connection with the performance of her duties under this Agreement.  The Bank shall reimburse Executive for her ordinary and necessary business expenses incurred in connection with the performance of her duties under this Agreement, including, without limitation, fees for memberships in such clubs and organizations that Executive and the President and Chief Executive Officer mutually agree are necessary and appropriate to further the business of the Bank, and travel and reasonable entertainment expenses.  Reimbursement of such expenses shall be made upon presentation to the Bank of an itemized account of the expenses in such form as the Bank may reasonably require.  Such reimbursement shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the calendar year in which the expense was incurred.

6.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a) The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

       (i) the involuntary termination by the Bank of Executive’s full-time employment hereunder for any reason other than (A) Retirement, death or Disability, as defined in Section 7 below, or (B) Termination for Cause as defined in Section 8 hereof.

       (ii) Executive’s voluntary resignation from the Bank’s employ for “Good Reason.”  Good reason shall mean:

(A)           a material diminution in Executive’s base compensation;

(B)           a material diminution in Executive’s authority duties or responsibilities;

(C)           a requirement that Executive must report to a corporate officer or employee instead of reporting directly to the President and Chief Executive Officer;

(D)           a material diminution in the budget over which Executive retains authority;

(E)           a change in the geographic location at which Executive must perform her duties that is more than fifty (50) miles from the location of Executive’s principal workplace on the date of this Agreement; or

(F)           any other action or inaction that constitutes a material breach by the Bank of this Agreement.

Upon the occurrence of any event described above that constitutes Good Reason, Executive shall have the right to elect to terminate her employment under this Agreement by resignation within ninety (90) days following an event constituting Good Reason, provided, however that the Bank shall have at least thirty (30) days to cure such condition.  Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of her rights solely under this Agreement and this Section 6 by virtue of the fact that Executive has submitted her resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event constituting Good Reason.

       (iii)  (A) Executive’s involuntary termination by the Bank (other than Termination for Cause) on the effective date of, or at any time following, a Change in Control, or (B) Executive’s resignation from employment with the Bank or the Company (or any successor thereto) following a Change in Control for Good Reason.  For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he or she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company is distributed, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) Upon the occurrence of an Event of Termination, other than an Event of Termination under Section 6(a)(iii) following a Change in Control, within thirty (30) days after the Date of Termination, as defined in Section 9(b), the Bank shall pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to (i) the Executive’s earned but unpaid Base Salary and benefits, plus (ii) one (1) times the  Executive’s annualized Base Salary.  In addition, the Bank will cause to be continued, at the Bank’s expense, life insurance coverage and non-taxable medical and dental insurance coverage, if any, substantially identical to the coverage maintained by the Bank for Executive prior to her termination, provided, however, such medical coverage shall cease upon the earlier of (i)  twelve (12) months from the Date of Termination or (ii) the date Executive becomes eligible for Medicare coverage, provided further, that if Executive is covered by family coverage or coverage for herself and a spouse, then the Executive’s family or spouse shall continue to be covered for the remainder of the twelve (12) month period or, in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains healthcare coverage elsewhere, whichever period is less.  Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind.  Such lump sum payment shall be required to be made no later than two and one-half months following the Executive’s Date of Termination, or if later, within two and one-half months following a determination that such payment would be illegal or subject to penalties.

(c) Upon the occurrence of an Event of Termination under Section 6(a)(iii) following a Change in Control, within thirty (30) days after the Date of Termination, as defined in Section 9(b), the Bank shall pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to (i) the Executive’s earned but unpaid Base Salary and benefits, plus (ii) two (2) times the sum of (A) Executive’s annualized Base Salary and (B) the highest rate of bonus awarded to Executive during the two (2) years immediately prior to the year in which the Executive’s Date of Termination occurs.  In addition, the Bank will cause to be continued, at the Bank’s expense, life insurance coverage and non-taxable medical and dental insurance coverage, if any, substantially identical to the coverage maintained by the Bank for Executive prior to her termination, provided, however, such medical coverage shall cease upon the earlier of (i)  twenty-four (24) months from the Date of Termination or (ii) the date Executive becomes eligible for Medicare coverage, provided further, that if Executive is covered by family coverage or coverage for herself and a spouse, then the Executive’s family or spouse shall continue to be covered for the remainder of the twenty-four (24) month period or, in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains healthcare coverage elsewhere, whichever period is less.  Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is no longer permitted to receive in-kind.  Such lump sum payment shall be required to be made no later than two and one-half months following the Executive’s Date of Termination, or if later, within two and one-half months following a determination that such payment would be illegal or subject to penalties.

(d) Within thirty (30) days of Executive’s Date of Termination in connection with an Event of Termination, the Bank shall pay Executive a lump sum equal to the present value of the Bank’s contributions that would have been made on her behalf under each of the Bank’s 401(k) Plan and Employee Stock Ownership Plan (and any other tax-qualified defined contribution plan maintained by the Bank in which Executive participates) as if she had continued working for the Bank for a twelve (12) month period (or a twenty-four (24) month period in the event of such termination following a Change in Control) following her Date of Termination earning her actual final rate of Base Salary as of the Date of Termination and as if she had made the maximum amount of employee contributions permitted, if any, under such plan or plans.  Such present values are to be determined using a discount rate equal to the short-term Internal Revenue Service’s “applicable federal rate” for the month before the date of the Date of Termination, compounded annually.

(e) Notwithstanding anything to the contrary herein, Executive’s voluntary resignation for any reason other than for Good Reason shall not entitle Executive to any payments under Section 6 of this Agreement.

7.	TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

(a)  Retirement.  For purposes of this Agreement, termination by the Bank of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the President and Chief Executive Officer upon Executive’s attainment of age 62, or such later date as determined by the President and Chief Executive Officer.  Upon termination of Executive’s employment because of Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party, but Executive shall not be entitled to the termination benefits specified in Section 6, unless the Executive’s termination is in connection with Section 6(a)(iii).

(b)  Disability.  In the event Executive is unable to perform her duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of “Disability” within the meaning of Code Section 409A, the Bank may terminate this Agreement, provided that the Bank shall continue to be obligated to pay Executive her Base Salary at the rate in effect at the Date of Termination for the remaining term of the Agreement, or one year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Bank has provided or may provide on behalf of its employees or pursuant to any workman’s or Social Security disability program shall reduce the Base Salary to be paid to Executive pursuant to this paragraph.

(c)  Death.  In the event of Executive’s death during the term of the Agreement, her estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary at the rate in effect at the time Executive’s death for a period of one (1) year from the date of Executive’s death, and the Bank will continue to provide non-taxable medical and dental and other benefits normally provided for an Executive’s family for one (1) year after Executive’s death.

8.	TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.  Executive shall not have the right to receive Base Salary or other compensation for any period after Termination for Cause.  Any stock options or other incentives granted to Executive under any plan of the Bank, the Company or any subsidiary or affiliate thereof (whether vested or unvested), shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof.

9.	NOTICE

(a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that she shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period), and (B) if her employment is terminated for any other reason, the date specified in the Notice of Termination.

(c) If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement.  During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive Base Salary or other compensation beyond the Date of Termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

10.	POST-TERMINATION OBLIGATIONS

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section and Section 11 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.	NON-COMPETITION AND NON-SOLICITATION

(a) Non-Compete/Non-Solicitation.  Upon any termination of Executive’s employment hereunder, other than a termination, (whether voluntary or involuntary) in connection with a Change in Control, as a result of which the Bank is paying Executive benefits under Section 6 of this Agreement, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination within twenty-five (25) miles of any existing branch of the Bank or any subsidiary of the Company or within twenty-five (25) miles of any office for which the Bank, the Company or a Bank subsidiary of the Company has filed an application for regulatory  approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive’s breach of this Subsection 11(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

In addition, upon any termination of Executive’s employment hereunder, other than a termination (whether voluntary or involuntary) in connection with a Change Control, as a result of which the Bank is paying Executive benefits under Section 6 of this Agreement, Executive agrees not to solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank.

(b) Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank.  Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank or Executive).  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

13.	NO EFFECT ON EMPLOYEE BENEFITS PLANS OR PROGRAMS

The Board may terminate Executive’s employment at any time, but, any termination of Executive’s employment, other than Termination for Cause shall have no effect on or prejudice the vested rights of Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.  Executive shall not have the right to receive any Base Salary or other compensation for any period after Termination for Cause as defined in Section 8, except as otherwise required by applicable law.

14.	REQUIRED REGULATORY PROVISIONS

(a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the Base Salary or other compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c) If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision (“OTS”)  or a designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the FDIA; or (ii) by the Director of OTS or a designee at the time the Director of OTS or a designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Director of OTS or a designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(f) Notwithstanding anything herein to the contrary, payments to or for the benefit of Executive hereunder shall not exceed three times Executive’s annual average compensation for the five most recent taxable years, within the meaning of Section 310 of the Office of Thrift Supervision Examination Handbook.

(g) Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(h) Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, the Executive’s payments shall be delayed until the first day of the seventh month following the Executive’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

15.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and the Company and their respective successors and assigns.

16.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties  under any agreement or plan entered into with or by the Bank or the Company pursuant to which the Executive may receive Base Salary or other compensation except as set forth in Section 12 hereof.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of California but only to the extent not superseded by federal law.

20.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Bank, one of whom shall be selected by Executive and the third of whom shall be selected by the other two arbitrators.  The panel shall sit in a location within fifty (50) miles from the location of the Bank, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect.  Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid Base Salary and other compensation until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

21.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor and provided that such payment or reimbursement shall be made not later than two and one-half (2 ½) months after the end of the taxable year in which such fees were incurred.

22.	INDEMNIFICATION

The Bank shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense.  Subject to 12 C.F.R. §545.121, the Bank or the Company, shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by herein connection with or arising out of any action, suit or proceeding in which she may be involved by reason of having been a director or officer of the Bank or the Company (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank or the Company).  If such action, suit or proceeding is brought against Executive in her capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of her duties.

23.	SUCCESSORS AND ASSIGNS

The Bank and/or the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and/or the Company would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, as of the day and date first above written.
KAISER FEDERAL BANK

By:	/s/ K.M. Hoveland

KAISER FEDERAL FINANCIAL GROUP, INC.

By:	/s/ K.M. Hoveland

EXECUTIVE

By:	/s/ Jeanne R. Thompson
Jeanne R. Thompson